SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

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[ ]  Soliciting Material Pursuant to Section
     240.14a-11(c) or Section 240.14a-12

                                AIRGATE PCS, INC.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


                                AIRGATE PCS, INC.
                           233 Peachtree Street, N.E.
                            Harris Tower, Suite 1700
                             Atlanta, Georgia 30303


                                  March 1, 2004


Dear AirGate Shareowner:

It is my pleasure to invite you to AirGate PCS, Inc.'s 2004 Annual Meeting of Shareowners. This year's meeting will be held at 303 Peachtree Street, Suite 5300, Atlanta, Georgia 30308 on Thursday, April 8, 2004 at 9:00 a.m., Eastern Standard Time.

At this meeting, you will be asked to vote, in person or by proxy, to elect two directors and to consider any other business that may properly come before the meeting. Details regarding the meeting and the business to be conducted are described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, I hope you will vote as soon as possible by indicating your vote, and signing, dating and promptly returning the enclosed proxy card in the envelope provided. Voting by written proxy will ensure your representation at the annual meeting if you do not attend in person.

Thank you for your ongoing support of and continued interest in AirGate PCS.

                                         Sincerely,


                                     /s/ Thomas M. Dougherty

                                         Thomas M. Dougherty
                                         President and Chief Executive Officer

                     NOTICE OF ANNUAL MEETING OF SHAREOWNERS

DATE:                     9:00 a.m., Thursday, April 8, 2004

PLACE:                    303 Peachtree Street
                          Suite 5300
                          Atlanta, Georgia 30308


ITEMS OF BUSINESS:         1.  To elect two directors; and

                           2. To consider any other business that may properly come before the meeting.

RECORD DATE:               You are  entitled to receive  this notice of annual
                           meeting and to vote at the annual meeting if you were a shareowner at the close of business on February 27, 2004.

VOTING BY PROXY:           Please submit a proxy by mailing it in the enclosed
                           envelope  as soon as  possible  so that your shares
                           can be voted at the annual  meeting  in  accordance
                           with your instructions.  For specific instructions,
                           please refer to the Questions and Answers beginning
                           on  page  1  of  this  proxy   statement   and  the
                           instructions on the proxy card.

                           By Order of the Board of Directors,


                       /s/ Barbara L. Blackford

                           Barbara L. Blackford
                           Vice President, General Counsel and
                           Corporate Secretary


This notice of annual meeting and proxy statement and accompanying proxy card are being first sent to shareholders on or about March 1, 2004.

                                TABLE OF CONTENTS

                                                                          Page
Questions and Answers..................................................     1

Proposal 1:    Election of Directors...................................     4

Corporate Governance and Board Matters.................................     5

Directors' Compensation ...............................................     9

Audit Committee Report.................................................    10

Equity Compensation Plan Information...................................    12

Executive Compensation.................................................    13

Stock Performance Graph................................................    22

Security Ownership of Certain Beneficial Owners,
Directors and Officers.................................................    23

Certain Related Transactions............................................   24

Other Information.......................................................   24

Appendix A:  Audit Committee Charter....................................  A-1

QUESTIONS AND ANSWERS ABOUT THE PROXY INFORMATION AND THE ANNUAL MEETING

Why am I receiving these materials?

Our board of directors is providing these materials to you in connection with our annual meeting of shareowners, which will take place on Thursday, April 8, 2004. SEC regulations require us to provide this proxy statement when we ask you to sign a proxy card appointing proxies to vote on your behalf.

What proposals will be voted on at the meeting?

The election of two directors is the only proposal scheduled to be voted on at the meeting.

Who is entitled to vote?

All shareowners as of the close of business on February 27, 2004, which we refer to as the record date, will be entitled to vote in person or by proxy at the meeting.

What shares may I vote?

You may vote all shares you owned as of the record date. These include (1) shares owned directly in your name as shareowner of record, including shares purchased through our employee stock purchase plan and (2) shares held for you as the beneficial owner through a stockbroker or bank or shares purchased through our 401(k) plan.

What is the difference between holding shares as a shareowner of record and as a beneficial owner?

Most of our shareowners hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those beneficially owned.

Shareowners of Record. If our shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareowner of record with regard to those shares. As the shareowner of record, you have the right to grant your proxy directly to us to vote your shares on your behalf at the meeting or the right to vote in person at the meeting. We have enclosed or sent a proxy card for you to use.

Beneficial Owner. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareowner of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareowner of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareowner of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

How do I vote?

     (1) By Mail--You may vote by mail by signing your proxy card and returning it in the enclosed envelope, or for shares beneficially owned, by signing the voting instruction card provided by your broker or nominee and returning it as instructed by your broker or nominee. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction card, but do not provide instructions, your shares will be voted as described below in "How are votes counted?"

     (2) In Person--If you are a shareowner of record, you may vote in person at the meeting. Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy by mail as

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

          described above so that your vote will be counted if you later decide not to attend the meeting. Shares beneficially owned may be voted in person only if you obtain a signed proxy from the shareowner of record giving you the right to vote the shares.

Can I change my vote?

You may change your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the annual meeting and voting in person. Attending the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you beneficially own, you may accomplish this by submitting new voting instructions to your broker or nominee.

How are votes counted?

In the election of directors, you may vote "FOR" all of the nominees or your vote may be "WITHHELD" with respect to one or more nominees. If you are a shareowner of record and you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of our board of directors (FOR all of the nominees to our board of directors). If you are a beneficial owner and you sign the voting instruction card sent to you by your broker with no further instruction, your shares will be voted in the discretion of your broker with respect to the election of directors.

What is the voting requirement to approve the proposal?

In the election of directors, the two persons receiving the highest number of "FOR" votes will be elected. If you are a beneficial owner and do not provide your shareowner of record with voting instructions, your shares may constitute broker non-votes, as described below under "What is the quorum requirement for the meeting?" In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

What does it mean if I receive more than one proxy card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Who will count the votes?

Corporate Communications, Inc. will tabulate the votes and act as inspector of elections.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareowners are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within AirGate or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote or (3) to facilitate a successful proxy solicitation by our board of directors. Occasionally, shareowners provide comments on their proxy card, which are then forwarded to AirGate management.

Where can I find the voting results of the meeting?

We will announce the preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for our second fiscal quarter of 2004.

What happens if additional proposals are presented at the meeting?

Other than the one proposal described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the people named as proxy holders, Thomas M. Dougherty, our President and

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

Chief Executive Officer, and Barbara L. Blackford, our Vice President, General Counsel and Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the people named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our board of directors.

What shares are entitled to be voted?

Each share of our common stock outstanding as of the close of business on February 27, 2004, the record date, is entitled to one vote on all items being voted on at the annual meeting. On the record date, we had approximately 11,760,942 shares of common stock issued and outstanding.

Do I have cumulative voting rights or dissenters' rights of appraisal?

No, you do not have the right to vote cumulatively in the election of directors and, under Delaware law, you do not have dissenters' rights of appraisal in connection with the matters to be voted upon at the meeting.

What is the quorum requirement for the meeting?

The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares present in person or represented by proxy and entitled to be voted. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Abstentions are also counted as shares present and entitled to be voted. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares. Brokers have discretionary voting power with respect to the election of directors.

Who will bear the costs of soliciting votes for the meeting?

We are making the solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to mailing and distributing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communications by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareowners.

May I propose actions for consideration at next year's annual meeting of shareowners or nominate individuals to serve as directors?

You may submit proposals for consideration at future shareowners meetings, including director nominations. For business to be considered at next year's annual meeting, a shareowner must submit timely notice in writing to Barbara L. Blackford, Corporate Secretary, 233 Peachtree St., N.E., Suite 1700, Harris Tower, Atlanta, GA 30303. For shareowner proposals, such written notice must be received by our Corporate Secretary by the close of business on December 16, 2004.

Our by-laws, which are publicly available through our reports filed with the SEC or may be obtained from our corporate secretary upon request, state the specific requirements that must be included in any notice of business to be brought before the next annual meeting.

                        PROPOSAL 1: ELECTION OF DIRECTORS

We have a staggered board of directors with six members. Our board is divided into three classes of directors, as nearly equal in number as possible, with one class elected each year at the annual meeting of shareowners. Two directors, Mr. Max D. Hopper and Dr. Gail S. Schoettler, have been nominated by the board and will become members prior to the annual meeting of shareowners.

The shareowners will elect two directors at the annual meeting. The terms for Messrs. Robert A. Ferchat and Max D. Hopper are scheduled to expire at the 2004 annual meeting of shareowners and they are nominees for re-election at this year's annual meeting. Their term will last until the annual shareowner's meeting in 2007, or until they retire, resign or are removed and are succeeded by another qualified director.

The board unanimously recommends you vote FOR the election of the two nominees for director.

Nominees for Director

The following information is provided with respect to the nominees for election as directors at the annual meeting.

Nominees to serve three years until Annual Meeting in 2007

Robert A. Ferchat, age 69, has served as the chairman of our board of directors since June 2003 and as one of our directors since October 1999. From November 1994 to January 1999, Mr. Ferchat served as the chairman of the board of directors, president and chief executive officer of BCE Mobile Communications, a wireless telecommunications company. From January 1999 until May 1999, Mr. Ferchat was chairman of BCE Mobile Communications. Mr. Ferchat is also a director of Brookfield Homes Corp., 01 Communique, ATS Automation Tooling Systems, Inc. and CellBucks Payments Networks Inc.

Max D. Hopper, age 69, will become a member of our board of directors prior to the annual meeting of shareowners. Mr. Hopper founded the firm, Max D. Hopper Associates, Inc., in 1995 after retiring from AMR Corporation. During Mr. Hopper's 20-year tenure at AMR, he served as chief executive officer, chief information officer, chairman of The SABRE Group and senior vice president.
Previously, Mr. Hopper was executive vice president for Bank of America from 1982 through 1985, where he was the chief information officer. Mr. Hopper launched his professional systems career at Shell Oil in 1960 and served with EDS and United Airlines prior to joining American Airlines in 1972. Mr. Hopper is on the board of Gartner Group, United Stationers, Inc. and Perficient.

Incumbent Directors

The following information is provided with respect to the directors who are not nominees for election as directors at the annual meeting.

Directors serving until Annual Meeting in 2005

Thomas M. Dougherty, age 59, has served as one of our directors since April 1999 and has been our president and chief executive officer since April 1999. From March 1997 to April 1999, Mr. Dougherty was a senior executive of Sprint PCS. From June 1996 to March 1997, Mr. Dougherty served as executive vice president and chief operating officer of Chase Telecommunications, a personal communications services company. Mr. Dougherty served as president and chief operating officer of Cook Inlet BellSouth PCS, L.P., a start-up wireless communications company, from November 1995 to June 1996. Prior to October 1995, Mr. Dougherty was vice president and chief operating officer of BellSouth Mobility DCS Corporation, a PCS company.

John W. Risner, C.F.A., age 44, has served as one of our directors since February 20, 2004 and is currently the treasurer of the National Neurofibromatosis Foundation, which he joined in 2002. From 1997 to 2002, he served as senior vice president-senior portfolio manager-high yield bonds for AIG Global Investment Management. Prior to that, Mr. Risner was vice president-senior portfolio manager-high yield and convertible bonds at Value Line Asset Management, a money management firm, where he worked from 1991 to

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

1997. Mr. Risner is also a director of NII Holdings, Inc., which provides digital wireless communication services targeted at business customers outside of the United States. (As of November 30, 2003, Nextel Communications, Inc., beneficially owned approximately 18.2% of the common stock of NII Holdings, Inc.) Mr. Risner has a Bachelor of Science in Business from the University of Maryland and a Masters in Business Administration from Fordham University. Mr. Risner is a Chartered Financial Analyst.

Directors serving until Annual Meeting in 2006

Stephen R. Stetz, age 61, has served as one of our directors since February 2003. Mr. Stetz is president and managing director of Matterhorn Strategic Partners, LLC, a strategic and financial advisory firm co-founded by Mr. Stetz that specializes in mergers and acquisitions, and has held such position since May 2002. From July 2000 to April 2002, Mr. Stetz consulted on strategic and financial issues with a number of companies. From 1965 until June 2000, Mr. Stetz served in various positions at Monsanto Company. From September 1999 until June 2000, Mr. Stetz served as corporate vice president, strategic initiatives. From November 1998 until August 1999, Mr. Stetz served as vice president and chief financial officer of Monsanto's $5 billion Agriculture Company and from October 1996 until September 1998, Mr. Stetz served as corporate vice president, mergers & acquisitions/licensing. During his tenure, he was responsible for more than fifty transactions with an aggregate value of over $75 billion and numerous corporate restructurings. He has a Bachelor of Science in Chemical Engineering from the University of Notre Dame and a Masters in Business Administration from the University of West Florida. Mr. Stetz is on the board of directors of Evolutionary Genomics.

Gail S. Schoettler, age 60, will become a member of our board of directors prior to the annual meeting of shareowners. From 1999 to 2001, Dr. Schoettler served as the United States Ambassador to the World Radiocommunication Conference, where she was responsible for negotiating a key telecommunications treaty and was head of the United States Department of Defense's presidential transition for global communications, security and intelligence. From 1995 to 1999, Dr. Schoettler was Lt. Governor of Colorado and from 1987 to 1995 was State
Treasurer of Colorado. She has started several banks and helps manage her family's cattle ranch, vineyard and real estate interests. She is chair of the board and chair of the corporate governance committee of Fischer Imaging Corp., chair of the corporate governance committee of CancerVax Corp., and a director and chair of the corporate governance and compensation committee of Aspen Bio, Inc. Dr. Schoettler received a B.A. in economics from Stanford University and M.A. and Ph.D. degrees in history from the University of California, Santa Barbara.

                     CORPORATE GOVERNANCE AND BOARD MATTERS

The board of directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. The board has reviewed the Company's governance policies and practices against those suggested by various groups or authorities active in corporate governance and practices of other companies, as well as the requirements of the Sarbanes-Oxley Act of 2002 and the new listing standards of both Nasdaq and the New York Stock Exchange. The board has adopted Governance Principles, which are reviewed annually by the compensation and governance committee and revised as necessary by the full board. Among other matters, the Governance Principles include the following:

     o The board is responsible for determining that each independent director has no relationship with the Company, its affiliates or executives, which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board has determined that each of its directors, except the chief executive officer, is independent within the meaning of the Company's independence standards contained in its Governance Principles. The Company's Governance Principles reflect more stringent standards than those of the Nasdaq and New York Stock Exchange and satisfy the requirements of The Nasdaq Stock Market, Inc. Corporate Governance Rules. (Those independence standards can be found in the Company's Governance Principles available at www.airgatepcsa.com.) The board based these determinations on a review of the responses of directors

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          and  officers to  questions  regarding  employment  and  compensation, affiliations and family and other relationships, and on discussions with the directors.

     o Members of our board must comply with the Standards of Business Conduct, our code of conduct regulating ethical behavior for employees and directors. The Standards of Business Conduct require our board members to adhere to policies concerning matters such as conflicts of interest, confidentiality, and the prohibition of loans by the
          Company. The Standards of Business Conduct also emphasize the prohibition on retaliating against whistleblowers. The board will not permit any waiver of the requirements of the Standards of Business Conduct for any director or executive officer.

     o Directors may not stand for election for any term which begins after their 70th birthday and will offer to retire upon particular events, such as a change in position. Directors may not serve on the boards of more than four other public companies. A director who is the chief executive officer of another company may not serve on the boards of more than two other public companies. Members of our audit committee may not serve on the audit committees of more than two other public companies unless our board of directors determines that such simultaneous service would not impair the ability of the director to effectively serve on our audit committee.

     o The board has the responsibility to review and approve the Company's long-range plans and annual operating and capital budgets, and monitor the Company's performance against its plans and budgets.

     o The board reviews the recommendations of the compensation and governance committee and takes appropriate action with respect to the performance and compensation of the chief executive officer and other senior management personnel.

     o The board holds executive sessions of independent directors at least two times per year and has complete access to the management of the Company and the Company's outside advisors, including counsel and auditors. The board and its committees may also hire their own advisors.

     o The board and its committees conduct an annual self-evaluation to determine whether they are functioning effectively.

     o The board has the responsibility to review recommendations and actions of the compensation and governance committee related to succession planning and management development programs for senior management.

     o New directors receive an orientation to familiarize them with the Company, its operations and governance and their responsibilities as directors. Directors are required to periodically attend educational programs on the duties and responsibilities of directors.

These measures are embodied in our Governance Principles and Standards of Business Conduct, which may be accessed on our website, www.airgatepcsa.com.

Meetings and Committees of the Board

The board of directors held nineteen meetings during fiscal year 2003, twelve of which were via teleconference. Our board members are expected to attend all board meetings and meetings of committees. Each director attended all board meetings and meetings of committees on which they served. Directors are encouraged to attend annual meetings of our shareholders, and all of our current directors attended the last annual shareholder meeting.

Since December, 2002, our board of directors has had two standing committees: the audit committee and the compensation and governance committee. Both of these committees operate under a written charter adopted by the board, which can be accessed on our website at www.airgatepcsa.com. The audit committee charter is also attached as Appendix A.

Audit Committee

The audit committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and represents the board in discharging its responsibilities relating to the integrity of the Company's financial statements, and the oversight of the accounting, financial reporting and financial practices of the Company; the qualifications, independence, selection, engagement, compensation and oversight of the Company's independent auditors; the Company's compliance with legal and regulatory requirements; and the performance of the Company's independent auditors and the internal audit function. Among other things, the audit committee reviews and approves the scope of the annual audit; reviews the Company's quarterly financial statements and recommends to the board of directors whether they should be included in the Company's Quarterly Reports on Form 10-Q; reviews the Company's annual audited financial statements and recommends to the board of directors whether they should be included in the Company's Annual Report on 10-K; and reviews the Company's disclosure controls and procedures, as well as internal controls. The audit committee works closely with our independent auditors and management of the Company. Specific activities of the audit committee during fiscal 2003 are described in the Audit Committee Report, included in this Proxy Statement.

The three members of our audit committee are Messrs. Ferchat (Chair), Stetz and Risner, all of whom are independent as defined in Nasdaq Marketplace Rule 4200(a)(15). Mr. Risner joined our board and audit committee on February 20, 2004. Messrs. Schiffman and Harris served on the audit committee until their resignations from the board during fiscal 2003. The audit committee met eight times during fiscal 2003.

Compensation and Governance Committee

The compensation and governance committee evaluates, identifies and recommends nominees for election and re-election to the board and recommends candidates for appointment to committees of the board; reviews and makes recommendations to the board regarding principles of corporate governance; establishes and administers processes to evaluate the effectiveness of our board, board committees, directors and management; establishes compensation policies, programs and guidelines designed to attract and retain qualified executive officers; and retains compensation consultants to advise them on these matters. As part of these responsibilities, the compensation and governance committee reviews and approves objectives for our chief executive officer and senior executives, subject to ratification by the full board of directors, and evaluates the performance and compensation of our chief executive officer and senior executives in accordance with those objectives. Additional duties and responsibilities of the compensation and governance committee are included in the "Report of the Compensation and Governance Committee" in this Proxy Statement.

The compensation and governance committee, which met six times during fiscal 2003, consists of two independent directors, as defined in Nasdaq Marketplace Rule 4200(a)(15). These members are Messrs. Stetz (Chair) and Ferchat. Mr. Schiffman served on the compensation and governance committee until his resignation from the board in early 2003.

Consideration of Director Nominees

Director Qualifications

The compensation and governance committee has the responsibility and authority to develop and recommend qualifications and criteria for nominees to the board. The compensation and governance committee has recommended, and the board has approved, a Policy Regarding Director Qualifications and Criteria for Evaluation of Director Candidates. Pursuant to this policy, director candidates should possess the highest ethics, integrity and values and an outstanding personal and professional reputation. They should have demonstrated leadership skills, the ability to exercise independent business judgment and professional experience that adds to the mix of the board as a whole.

In evaluating director candidates, the compensation and governance committee considers an appropriate balance of experience, skills and background, and ensures that at least a majority of the directors are independent. The committee also considers the extent to which the candidate contributes to the diversity of the board of directors in terms of background, specialized experience, age, race and gender, as well as the candidate's management experience in complex organizations and dealing with complex business problems. Other important factors in assessing qualifications of director nominees are the candidate's other commitments, such as employment and other board positions, and whether the candidate would qualify under the Company's guidelines for membership on the audit committee or the compensation and governance committee.

Identifying Nominees for Directors

In the event that there are vacancies among our board, or vacancies are anticipated, the compensation and governance committee will consider various candidates for director positions. Candidates may come to the attention of the compensation and governance committee through current board members, shareowners, management or, when appropriate, retained search firms. Shareowners may submit written proposals to the compensation and governance committee for director candidates. Any such proposal must be submitted to the committee in a manner that complies with the provisions of the Company's bylaws for submission of shareowner proposals. In evaluating any candidates that are proposed by shareowners, the compensation and governance committee will follow the same process and apply the same criteria as it does for candidates identified from any other source. Although the Company has not paid any third party a fee to assist in the identification or evaluation of director candidates in the past year, the Company may retain qualified advisors for this purpose in the future, as circumstances may warrant.

Mr. Hopper, who is a nominee for election to our board this year at the annual meeting, was recommended to us by a senior executive of the Company. Dr. Schoettler, who will join our board prior to the annual meeting of shareowners, was identified by a board member. Mr. Risner, who joined our board on February 20, 2004, was recommended for consideration by noteholders who beneficially owned more than 5% of our stock. Aside from Mr. Risner, there have been no director candidates recommended by any shareholders or group of shareholders beneficially owning more than 5% of our stock.

Board Composition After Consummation of the Recapitalization Plan

The support agreement with certain noteholders related to our restructuring requires that our board of directors have seven members (nine members if certain former holders of iPCS, Inc. stock exercise their nomination right under the Agreement and Plan of Merger dated August 28, 2001 by and between us and iPCS pursuant to which we acquired iPCS). Three members (or four if such iPCS stockholders exercise their nomination right) must be approved by a majority of the holders of our old notes that are signatories to the support agreement from a proposed list of candidates jointly developed by us and such holders of the old notes. These holders of the old notes have no further or ongoing designation or approval rights with respect to the composition of our board of directors. Messrs. Hopper and Risner and Dr. Schoettler were approved pursuant to this process. The support agreement, therefore, requires the addition of at least one more board member within 90 days after the completion of the restructuring on February 20, 2004.

 Communications with the Board

All of our current board members attended last year's shareholder meeting. In addition, the board adopted a policy encouraging directors to attend all annual shareholder meetings, which is contained in the board's Governance Principles.

The Governance Principles provide that the board will establish procedures for shareholders to communicate with the board, independent directors and the audit committee. The board recently adopted a Policy Regarding Communication with Board of Directors. Pursuant to this policy, shareholders may communicate with the board, the independent directors, and the audit committee through e-mail, a toll-free telephone number or by mail. The contact information may be accessed on our website at www.airgatepcsa.com.

                             DIRECTORS' COMPENSATION

In 2001, our board adopted the AirGate PCS, Inc. 2001 Non-Employee Director Compensation Plan (the "Director Plan"). Under the Director Plan, non-employee directors received an annual retainer for each plan year, which was comprised of cash, restricted stock or options to purchase shares of our common stock. A director could elect to receive 50% or more of such amount in the form of restricted stock or options to purchase shares of our common stock.

In addition, under the Director Plan, each non-employee director that joined our board of directors received an initial grant of options to acquire shares of our common stock. The options vested in three equal annual installments beginning on the first day of the plan year following the year of grant. Each participant also received an annual grant of options to acquire our common stock, which vested on the first day of the plan year following the year of grant. In lieu of this annual grant, the recipient could elect to receive three years of annual option grants in a single upfront grant of options to acquire our common stock vesting in three equal annual installments on the first day of each of the three succeeding plan years. All options had an exercise price equal to the fair market value of our common stock on the date of grant. We also reimbursed each of our non-employee directors for reasonable travel expenses to board and committee meetings and for approved continuing director education. We do not pay retirement, charitable contributions or other benefits to our directors.

A combination of factors, including the loss of three independent directors during 2002, led us to engage an outside compensation consulting firm to review the adequacy of the compensation to be paid under our Director Plan. Some of the factors that led to this review are the same as those facing every public company, including the increased demand on directors' time required to satisfy increasing requirements for process and oversight of management of public companies, and the greater demand for independent directors and directors with financial and accounting expertise. In addition to these general conditions were factors specific to our industry and company, including the turmoil in the telecommunications industry in general and the challenges facing partners or affiliates of wireless carriers in particular.

The consulting firm reviewed, among other things, director compensation practices of similarly sized companies within and outside our industry and factors specific to our company. Based on this review and the recommendations of management and the consulting firm, we amended the Director Plan on January 22, 2003 to increase compensation for non-employees directors. As amended, for each plan year (beginning on the day of an annual meeting of our shareowners and ending on the day before our next annual meeting) each non-employee director that chairs one or more committees of our board of directors receives an annual retainer of $15,000, up from $12,000, and all other non-employee directors receive $10,000. The amendment also added meeting fees for board and committee meetings as follows: (i) full-day (more than 4 hours) meetings, $3,000; half-day meetings, $1,500; full-day telephonic meetings, $1,500 and half-day telephonic meetings, $750. In addition, as an inducement for and recognition of board service during this difficult period in our company's development, directors who continued to serve were to be paid an additional retainer every six months of $12,500 until December 1, 2004. Finally, the initial option grant to non-employee directors was increased to 2,000 from 1,000 and the annual option grant to 1,500 from 1,000. (These share amounts are adjusted to reflect our 1-for-5 reverse stock split on February 13, 2004.)

The following table shows the cash compensation paid by us to our non-employee directors during the fiscal year ended September 30, 2003.


                                                                       Cash Compensation
                            ----------------------------------------------------------------------------------------------------
                                    Annual                                           Consulting Fees/
                               Retainer Fees ($)          Meeting Fees ($)            Other Fees ($)                 Total
                               -----------------          ----------------           ----------------              ---------
Robert A. Ferchat                $   26,250                 $   32,250                 $     --                    $ 58,500
Stephen R. Stetz                 $   22,500                 $   30,750                 $     --                    $ 53,250

In December, 2003, the compensation and governance committee engaged a consulting firm to review compensation for independent directors. The factors which led to this review included the need to attract four new qualified independent directors following the completion of our debt restructuring. The consulting firm reviewed, among other things, the director compensation plans of companies in our peer group, as well as director compensation among public telecommunications companies generating similar revenues. Based upon this review, the consulting firm recommended that the Company amend its Director Plan to provide for higher retainers but lower per meeting fees. In addition, the consulting firm recommended that, for equity compensation, the Company offer restricted stock units rather than stock options. As a result of these recommendations, the Company amended the Director Plan effective April 7, 2004. The new Director Plan increased the annual retainers and reduced meeting fees. For each plan year (beginning on the day of an annual meeting of our shareowners and ending on the day before our next annual meeting), the chair of the board ("lead director") will receive an annual retainer of $30,000, the chair of the audit committee will receive an annual retainer of $26,000, and the chair of the compensation and governance committee will receive an annual retainer of $25,000. All other non-employee directors will receive a $20,000 annual retainer fee. If the lead director also serves as chair of either the audit or compensation and governance committee, he or she will receive the additional retainer amount associated with chairing that committee. Annual retainers will be paid in monthly installments. Meeting fees for board and committee meetings will be as follows: (i) full-day (more than 4 hours) meetings, $1,500;
telephonic meetings, $750; committee meetings, $1,000; telephonic committee meetings, $500. Board members will not receive additional fees for committee meetings held the same day as board meetings. Finally, the amended Director Plan replaces the option grants to non-employee directors with an annual award of 1,000 restricted stock units. The special retainer provided to Messrs. Ferchat and Stetz under the old plan will terminate on April 8, 2004.


                             AUDIT COMMITTEE REPORT

Until February, 2004, the audit committee was comprised of two directors, each of whom meets the independence and experience requirements of the Nasdaq Listing Standards. Mr. Risner, who became a member of the audit committee in February, 2004, also meets the independence and experience requirements of the Nasdaq Listing Standards, and his appointment to the audit committee allowed the Company to comply with Nasdaq Marketplace Rule 4350(d)(2), which requires at least three independent directors on the audit committee. Both the chair of the committee (Mr. Ferchat) and Mr. Stetz have extensive experience with financial and accounting matters, and have served in senior financial roles in large organizations, including the role of chief financial officer. Both Messrs. Ferchat and Stetz have been designated financial experts as that term is defined by SEC regulations. The committee acts under a written charter adopted by the board of directors, which is reviewed annually and revised as appropriate. The board most recently amended the charter on January 14, 2004, a copy of which is included as Appendix A to this Proxy Statement.

Management is primarily responsible for the Company's financial statements and the reporting process, including the systems of internal controls. KPMG LLP, the Company's independent accountant, is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting principles (GAAP) and generally accepted auditing standards (GAAS) and for issuing a report on those statements. The committee oversees the financial reporting process and internal control system on behalf of the board of directors. The committee met eight times during fiscal year 2003. The committee also met regularly with KPMG with and without management present.

In the course of fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements with management and KPMG. This review included a discussion of:

     o the reasonableness of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including the quality (and not just the acceptability) of the Company's accounting principles;

     o    the clarity and completeness of financial disclosures;

     o the adequacy of internal controls that could significantly affect the Company's financial statements;

     o    items that could be accounted for using alternate GAAP methods; and

     o the potential effects of regulatory and accounting initiatives, as well as off-balance-sheet structures, on the Company's financial statements.

The committee discussed with KPMG other matters required to be discussed with the auditors under Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (communication with audit committees). The committee also received, reviewed and discussed with KPMG their written disclosures required by Independence Standards Board Standard No. 1 (independence discussions with audit committees). In this regard, among other things, the committee reviewed KPMG's independence from the Company and its management. The committee has adopted policies regarding the provision of non-audit services by the independent auditor and the hiring of employees of the independent auditing firm.

The committee recommended to the board of directors the selection of KPMG as the Company's independent auditors. In addition, the committee:

     o reviewed the scope of and overall plans for the annual audit and the internal audit process;

     o    reviewed fees for all services provided by KPMG;

     o    reviewed the adequacy of certain financial policies;

     o    considered KPMG's quality control procedures;

     o on a quarterly basis, reviewed the Company's financial results prior to their public issuance; and

     o    reviewed significant legal developments.

As described in the Company's annual report on Form 10-K, under our agreements with Sprint, Sprint provides us with billing, collections, customer care and other back office services. As a result, Sprint remits approximately 95% of our revenues to us. In addition, approximately 64% of cost of service and roaming in our financial statements relate to charges from or through Sprint. Because of the nature of this relationship, we rely on Sprint to provide accurate, timely and sufficient data and information to properly record the revenues, expenses and accounts receivable which underlie a substantial portion of our periodic financial statements and other financial disclosures.

In 2002, management of the Company discovered inconsistencies between certain accounts receivable reports provided to the Company by Sprint and reported these inconsistencies to the committee. As a result, in 2002, we determined that there was a significant deficiency in internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data consistent with the consolidated financial statements. This significant deficiency continued into fiscal 2003. During 2003, the Company took a number of measures to enhance its ability to more timely and better monitor, verify and analyze information provided by Sprint, which are described in Amendment No. 2 to the Company's Annual Report on Form 10-K/A for the year ended September 30, 2003. The committee continues to work with management to monitor and evaluate the effectiveness of management's improvements in controls related to information provided by Sprint.

Based on the reviews and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-K and 10-KA for the year ended September 30, 2003 for filing with the Securities and Exchange Commission.

AirGate PCS, Inc. Audit Committee
Robert A. Ferchat, Chair
Stephen R. Stetz

                      EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued under all of our existing equity compensation plans as of September 30, 2003. All numbers are adjusted to retroactively reflect our 1-for-5 reverse stock split on February 13, 2004.



                                                                              (c) Number of Securities
                               (a) Number of                                     Remaining Available
                           Securities to be Issued     (b) Weighted Average      for Future Issuance Under
                              Upon Exercise of          Exercise Price of       Equity Compensation Plans   (d) Total of Securities
                            Outstanding Options,       Outstanding Options,       (Excluding Securities           Reflected in
    Plan Category           Warrants and Rights        Warrants and Rights      Reflected in Column (a))     Columns (a) and (c)
    --------------         -----------------------     --------------------   ----------------------------  -----------------------
Equity Compensation
   Plans Approved by
   Shareowners........            54,840(2)                  $173.35                           --(1)                54,840
                                  67,210(3)                  $155.95                           --(1)                67,210
                                 123,472(4)                  $ 14.65                      176,527                  299,999
                                 --------                    -------                      -------                  -------
      TOTAL..........            245,522                                                  176,527                  422,049
                                 ========                                                 =======                  =======
Equity Compensation
   Plans Not Approved
   by Shareowners........          9,890(5)                  $224.65                           --(1)                 9,890
                                 --------                    -------                      -------                  -------

      TOTAL..........            255,412                      $94.05                      176,527(6)               431,939
                                 ========                    =======                      =======                  =======

--------------
(1) The right to issue options under this plan terminated upon shareholder approval of the 2002 Long-Term Incentive Plan in 2002.
(2)   Issued under the AirGate PCS, Inc. 1999 Stock Option Plan.
(3) Issued under the AirGate PCS, Inc. Amended and Restated 2000 Long-Term Incentive Plan.
(4) Issued under the AirGate PCS, Inc. 2002 Amended and Restated Long-Term Incentive Plan.
(5)   Issued under the AirGate PCS, Inc. 2001 Non-Executive Stock Option Plan.
(6) In addition, 14,662 post-split shares of AirGate's common stock remained for issuance under the AirGate PCS, Inc. 2001 Employee Stock Purchase Plan.

Grants made under the AirGate PCS, Inc. 2001 Non-Employee Director Compensation Plan are issued under either the AirGate PCS, Inc. 1999 Stock Option Plan or the AirGate PCS, Inc. 2002 Amended and Restated Long-Term Incentive Plan and thus are not separately stated in the table.

AirGate PCS, Inc. 2001 Non-Executive Stock Option Plan

On January 31, 2001, our board of directors approved the AirGate PCS, Inc. 2001 Non-Executive Stock Option Plan, pursuant to which non-qualified stock options could be granted to our employees who are not officers or directors. This plan was not submitted to our shareowners for approval. As of September 30, 2003, options to acquire 9,890 shares, on a post-reverse stock split basis, were outstanding under this plan, out of the 30,000 post-reverse split shares originally reserved for issuance. No further grants may be made under the 2001 Non-Executive Stock Option Plan.

The plan authorized the granting of non-qualified stock options only. The exercise price of an option could not be less than the fair market value of the underlying stock on the date of grant and no option could have a term of more than ten years. All of the options that are currently outstanding under the plan vest ratably over a four-year period beginning at the grant date and expire ten years from the date of grant.

Amendment to AirGate PCS, Inc. 2002 Long-Term Incentive Plan

On February 12, 2004, at a special meeting of shareholders, the shareholders approved an amendment and restatement of the AirGate PCS, Inc. 2002 Long-Term

Incentive Plan, which increased the number of shares reserved and available for issuance, added additional forms of stock-based compensation that may be issued under the plan, and made certain other changes to the plan.

                             EXECUTIVE COMPENSATION

Compensation and Governance Committee Report

Compensation and Governance Committee Responsibilities

In fiscal year 2003, the compensation and governance committee's basic responsibilities with respect to executive compensation included: (1) review and recommend an executive compensation strategy designed (i) to reward management appropriately for their contributions to Company growth and profitability, (ii) to align the interest of the executive officers with those of shareowners, and
(iii) to motivate the executive officers to achieve the Company's business objectives; (2) review and administer executive compensation plans, programs and arrangements subject to any required approval by shareowners; and (3) review, approve and monitor the administration of broad-based equity incentive plans subject to any required approval by shareowners.

In particular, the compensation and governance committee reviewed our executive compensation philosophy; reviewed and recommended to the board of directors corporate performance objectives for the executive bonus plan, reviewed and recommended to the board of directors compensation for the chief executive officer and other senior executives; and administered other compensation and benefit plans.

Compensation Philosophy

We operate in the extremely competitive and rapidly changing wireless telecommunications industry. The compensation and governance committee believes that compensation programs for executive officers should be designed to attract, motivate and retain talented executives responsible for the success of the Company. The compensation and governance committee also believes that these programs should be determined within a competitive framework and based on the achievement of predetermined financial and other performance measures, and individual contributions linked to strategic business objectives. Within this overall philosophy, the committee's objectives were to:

     o Offer a total compensation program that is market competitive, taking into consideration the compensation practices of other companies.

     o Provide annual incentive compensation awards that take into account our overall performance against corporate objectives, as well as the achievement of individual performance objectives.

     o    Align the  financial  interests  of executive  officers  with those of
          shareowners   by   providing   meaningful   equity-based,    long-term
          incentives.

The committee has independently engaged the services of an executive compensation consulting firm to conduct a comprehensive assessment of the current compensation philosophy and the existing executive compensation plans, programs and arrangements.

Compensation Components and Process

Our compensation program for executives consisted of three key elements: (1) base salary, (2) performance based annual incentive awards and (3) long term, equity-based incentive awards.

The compensation and governance committee determined these three key elements for executives with the assistance of our human resources staff and an independent consulting firm.

Base Salary. The base salary for each executive was derived through a comparison of pay levels for comparable positions at other comparable companies. Our policy is to target base salaries at the 50th percentile of market compensation practices. At the request of management, no base salary increases were awarded to executives during fiscal year 2003.

Annual Incentive Awards. To reinforce the attainment of our goals, the compensation and governance committee believes that a substantial portion of the annual compensation of each executive should be in the form of variable incentive  pay  with  the  target  of  providing  such  incentives  at the  60th percentile of market compensation practices. For fiscal year 2003, the compensation and governance committee determined that retention of executives, EBITDA growth, cash conservation and the debt restructuring were the most important and critical performance objectives. Therefore, the committee established enhanced target bonus award levels at 175% of historical bonus targets and bifurcated the enhanced target bonus award levels into two components of equal weighting; a Retention Bonus Award component, designed to retain the services of executives during a very uncertain, turbulent and unpredictable business cycle and a Performance Bonus Award component, designed to focus the attention, energy and effort of executives on EBITDA growth, cash conservation, the financial restructuring and refinement of our long-range business plan following completion of the restructuring. The Retention Bonus Award component, which represented 50% of the enhanced target bonus award, has been paid to executives in quarterly installments, with the final installment of 40% of the Retention Bonus Award component paid in November, 2003 to executives who remained actively employed October 1, 2003. With respect to the Performance Bonus Award component, which represents 50% of the enhanced target bonus award, the Company achieved or exceeded the established performance objectives for EBITDA growth and cash conservation. Accordingly, the committee approved payment of 50% of the Performance Bonus Award component. Payment of the remaining 50% of the Performance Bonus Award for the named executive officers was deferred until successful completion of the restructuring in fiscal 2004. The bonus amounts disclosed for named executive officers in the Summary Compensation Table do not include that portion of the Performance Bonus Award that has been deferred and for which payment was contingent upon successful completion of the debt-restructuring.

Long-Term, Equity-Based Incentive Awards. The goal of our long-term, equity-based incentive awards are to align the interests of executives with shareowners and to provide each executive with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business.

The compensation and governance committee made annual awards of long-term, equity-based incentives during the first fiscal quarter of 2003. The committee considered two factors in determining the size of these awards: their desire to benchmark the awards at the 75th percentile of market competitive compensation practices, consistent with our stated philosophy, and their recognition that the market value of a substantial majority of the outstanding shares underlying previous stock option grants was significantly below the strike price which significantly diminished their value as a strategic element of our executive compensation program. Accordingly, the committee granted stock option awards to executives at levels that were approximately twice the size of previous annual grants. The number of shares granted to each named executive officer is disclosed in the Summary Compensation Table. Each grant allows an executive to acquire shares of our common stock at a fixed price per share, equal to the closing price of our common stock on the date of grant, over a specified period of time not to exceed ten years. These grants generally vest ratably over a four-year period, 25% per year.

On September 4, 2003, certain executives, including all named executive officers except Mr. Seippel, surrendered shares underlying stock option awards previously granted to them that had an option price equal to or greater than $70.00 per share on a post-split basis. These executives voluntarily and unconditionally surrendered the shares to reduce stock option "overhang" and mitigate the dilutive effect of the outstanding stock option shares. The total number of shares surrendered by these executives was 150,351 post-split shares.


Employment Agreements

We have employment agreements with certain of our executives as described below under "Employment and Severance Agreements." We have examined, and continue to examine, our employment agreement practices in light of competitive practices and market conditions, including whether enhanced payments are appropriate if an executive's employment is terminated (voluntarily or involuntarily) for specified reasons following a change of control or otherwise.

CEO Compensation

The annual base salary for Mr. Dougherty was established by the compensation and governance committee. Under Mr. Dougherty's employment agreement, he is entitled to annual increases in his base salary of not less than $20,000. At the request of Mr. Dougherty, the compensation and governance committee did not award Mr. Dougherty an increase in his base salary for fiscal year 2003.

On May 4, 2000, we entered into a retention bonus agreement with Mr. Dougherty. Unless Mr. Dougherty voluntarily terminates employment or is terminated for cause, he is entitled to periodic retention bonus payments totaling $3.6 million, payable on specified payment dates from April 15, 2000 to January 15, 2004, which are generally quarterly. Under the terms of the retention bonus agreement, 50% of unpaid retention bonus payments would be accelerated upon a change of control of the company.

Payments under the retention bonus agreement are not a part of, or considered in, the variable annual incentive program awards. Mr. Dougherty's 2003 fiscal year incentive compensation was based on his continued employment and the performance of the Company. Mr. Dougherty's incentive compensation was based on the same retention objectives and established company performance goals used for all executive officers. During fiscal year 2003, Mr. Dougherty also received a stock option grant in the amount of 20,000 post-split shares with an exercise price of $4.10 per post-split share.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits our ability to deduct annual compensation in excess of $1 million paid to any of our top executive officers. This limitation generally does not apply to compensation based on performance goals if certain requirements are met. Generally, cash compensation paid to our executives does not equal or exceed $1 million. However, amounts paid under Mr. Dougherty's retention bonus agreement are subject to the Section 162(m) limitation on deductibility. Stock option grants under our long-term incentive plans have been designed so that any compensation deemed to be paid in connection with the exercise of option grants will qualify as performance-based compensation which is not subject to the $1 million deduction limitation. It is the Committee's intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market for executive talent.

Submitted by the Compensation and Governance Committee
Stephen R. Stetz, Chair
Robert A. Ferchat

Our Executive Officers

      The following table presents information with respect to our executive officers:


         Name                                                  Age                          Position
         ----                                                  ---                          --------
Thomas M. Dougherty.......................................     59   President and Chief Executive Officer and Director
Barbara L. Blackford......................................     47   Vice President, General Counsel and Secretary
Charles S. Goldfarb.......................................     39   Vice President of Sales--Southeast Region
Dennis D. Lee.............................................     53   Vice President, Human Resources
Jonathan M. Pfohl.........................................     37   Vice President, Finance
David C. Roberts..........................................     41   Vice President of Engineering and Network Operations
William H. Seippel........................................     47   Vice President and Chief Financial Officer

Thomas M. Dougherty has been our president and chief executive officer and a director since April 1999. From March 1997 to April 1999, Mr. Dougherty was a senior executive of Sprint PCS. From June 1996 to March 1997, Mr. Dougherty served as executive vice president and chief operating officer of Chase Telecommunications, a personal communications services company. Mr. Dougherty served as president and chief operating officer of Cook Inlet BellSouth PCS, L.P., a start-up wireless communications company, from November 1995 to June 1996. Prior to October 1995, Mr. Dougherty was vice president and chief operating officer of BellSouth Mobility DCS Corporation, a PCS company.

Barbara L. Blackford has been our vice president, general counsel and secretary since September 2000. From October 1997 to September 2000, Ms. Blackford was associate general counsel and assistant secretary with Monsanto Company, serving in a variety of roles, including head of the corporate securities and mergers and acquisitions law groups and general counsel of Cereon Genomics. Prior to joining Monsanto Company, Ms. Blackford was a partner with the private law firm Long Aldridge & Norman LLP (now known as McKenna Long & Aldridge LLP) in Atlanta, Georgia. Ms. Blackford spent twelve years with the law firm Kutak Rock LLP, which is consistently ranked among the top ten public finance firms nationally.

Charles S. Goldfarb has been our vice president of sales, southeast region, since January 2000. From September 1991 to January 2000, Mr. Goldfarb worked at Paging Network Inc., most recently as its area vice president and general manager for the Virginia, North Carolina and South Carolina region. Mr. Goldfarb has over 10 years of wireless experience and has been successful in numerous start-up markets. Prior to his wireless experience, Mr. Goldfarb worked at ITT Financial Services as its assistant vice president of operations in the Washington, D.C. area.

Dennis D. Lee has been our vice president of human resources since September 2002. Prior to joining AirGate, from May 2000 to August 2002, Mr. Lee was senior vice president of compensation and executive benefits at SunTrust Banks, Inc., where he was responsible for the design, development and administration of all broad-based employee compensation and executive benefits programs. From May 1978 to May 2000, Mr. Lee served in a number of leadership roles at Wachovia Corporation, including manager of direct compensation, director of compensation and benefits, human resources manager for the Corporate Financial Services Division and senior consultant in the Executive Services Group. From 1973 to 1978 Mr. Lee held various positions at John Harland Company in the Printing Operations Division and the Personnel Department. Mr. Lee has 30 years of diversified human resources experience. SunTrust Banks, Inc. and Wachovia Corporation are both parent companies. Mr. Lee holds a B.B.A. (1973) from the University of Georgia.

Jonathan M. Pfohl has been our vice president, finance, since December 2002 and was vice president sales and operations from January 2001 to December 2002. Mr. Pfohl joined us in June 1999 as our vice president, financial operations. Prior to joining AirGate, Mr. Pfohl was responsible for oversight of regional financial and planning activities at Sprint PCS. He has over 13 years of wireless telecommunications industry experience, including financial and strategic planning roles at Frontier Corporation.

David C. Roberts has been our vice president of engineering and network operations since July 1998. From July 1995 to July 1998, Mr. Roberts served as director of engineering for AirLink II LLC, an affiliate of our predecessor company.

William H. Seippel joined the Company as its vice president and chief financial officer in October 2002. From 2000 until joining the Company, Mr. Seippel provided merger and acquisition and strategic business and financial planning consulting services to various boards of directors and senior executives. From 1999 to 2000, Mr. Seippel served as chief financial officer and chief operating officer of Digital Commerce Corporation, where he recruited and led a core team of six upper-level management executives in finance, marketing and sales and managed a staff of over 350 individuals in supporting roles. Beginning in 1996, Mr. Seippel was employed with Global Telesystems as executive vice president and director of strategic planning and marketing, moving on to become Global's executive vice president and chief financial officer from 1997 to 1999. From 1992 to 1996, Mr. Seippel served as vice president of finance and chief financial officer of Landmark Graphics Corporation. Early in his career, Mr. Seippel held a number of senior management positions with Midcon Corporation, Digital Equipment Corporation and Covia Partnerships-United Airlines, respectively.

Summary Compensation Table

The following table shows the cash compensation paid by us, as well as certain other compensation paid or accrued, to the chief executive officer and our four other highest paid executive officers who were serving as such on September 30, 2003 and who received compensation in excess of $100,000. We refer to each of these persons as "Named Executive Officers" and set forth their compensation information for the fiscal years ended September 30, 2003, 2002 and 2001. All share numbers in the table are adjusted to retroactively reflect a 1-for-5 reverse stock split on February 13, 2004.



                                                                                      Restricted    Securities
                                                                     Other Annual        Stock      Underlying       All Other
                                                         Bonus       Compensation      Award(s)      Options/      Compensation
                               Year      Salary ($)      ($)(1)          ($)            ($)(2)        SARs(#)         ($)(3)
                               ----      ----------   -----------    ------------     -----------   ----------     ------------
Thomas M. Dougherty(4)......  2003      $ 340,000     $ 1,048,000     $   --          $     --        20,000        $  8,527
   President and Chief        2002        314,038         785,800         --             70,040       15,000           8,484
   Executive Officer          2001        272,789       1,020,000         --                --         8,281           7,218

William H. Seippel..........  2003        232,164         162,800         --             19,200       14,000         252,180
   Chief Financial Officer    2002          --               --           --                --           --              --
                              2001          --               --           --                --           --              --

Barbara L. Blackford........  2003        218,000         153,400         --                --         7,200             657
   Vice President, General    2002        212,808          28,100         --             28,016        5,400           8,329
   Counsel and Secretary      2001        201,126         148,500         --                --         9,211           7,110

David C. Roberts............  2003        199,000         136,600         --                --         7,200          10,402
   Vice President,            2002        196,199          25,500         --             28,016        5,400           9,445
   Engineering and            2001        179,231         135,000         --                --         2,704           6,615
   Network Operations

Jonathan M. Pfohl...........  2003        188,000         120,600         --                --         7,200           8,808
   Vice President, Sales      2002        183,000          24,000         --             38,522        5,400           8,640
   Operations                 2001        164,769         123,600         --                --         9,845           7,051

--------------
(1) For fiscal year 2003, the amounts disclosed do not include that portion of each named executive officer's annual bonus award that was not earned during the fiscal year. This bonus award was payable only upon the successful completion of the financial restructuring, which occurred in February, 2004. Such amount for each of the named executive officers is as follows: for Mr. Dougherty $115,000; for Mr. Seippel $60,700; for Ms. Blackford $61,900; for Mr. Roberts $53,400 and for Mr. Pfohl $42,300.
(2) With respect to all named executive officers excluding Mr. Seippel, amounts included above represent the fair market value of the shares underlying the restricted stock awards on the date they were awarded, January 10, 2002, based on the closing price of our common stock on that date, which was $175.10, adjusted to reflect the 1-for-5 stock split. 50% of the shares underlying the restricted stock awards vested on November 1, 2002 and the remaining 50% of the shares vested on November 1, 2003. Dividends were not paid on the restricted stock. As of September 30, 2003, Mr. Dougherty held 400 shares of restricted stock worth $4,840, Ms. Blackford held 160 shares of restricted stock worth $1,936, Mr. Roberts held 160 shares of restricted stock worth $1,936 and Mr. Pfohl held 220 shares of restricted stock worth $2,662. All share amounts are retroactively adjusted to reflect the 1-for-5 reverse stock split. These values are based on the closing price of our common stock on September 30, 2003, which was $12.10 on a post-split basis. With respect to Mr. Seippel, amounts included above represent the fair market value of the shares underlying the restricted stock award on the date they were awarded, October 24, 2002, which was $3.20 on a post-split basis. 25% of this restricted stock award vested on the first anniversary date of the award and the remaining shares will vest ratably in 25% installments on each anniversary date thereafter. Dividends will not be paid on the restricted stock. As of September 30, 2003, Mr. Seippel held 6,000 shares on a post-split basis of restricted stock worth $72,600. This value is based on the closing price of our common stock on September 30, 2003, which was $12.10 on a post-split basis.
(3) Amounts contributed by us on behalf of each executive to the AirGate PCS, Inc. 401(k) Retirement Plan and premiums paid on behalf of each executive for group term life insurance. Amounts contributed by the Company on behalf of each executive to the AirGate PCS, Inc. 401(k) Retirement Plan are as follows: $8,000 for Mr. Dougherty, $8,000 for Mr. Seippel, $320 for Ms. Blackford, $10,096 for Mr. Roberts and $8,000 for Mr. Pfohl. For Mr. Seippel, also includes $223,837 paid by us for expenses incurred for his relocation to Atlanta.
(4) For fiscal year 2003, includes a $328,000 award pursuant to the AirGate PCS, Inc. 2003 Executive Bonus Plan and $720,000 earned under a retention bonus agreement entered into on May 4, 2000, as described below. For fiscal year 2002, includes a $65,800 annual incentive award and $720,000 earned under the agreement. For fiscal year 2001, includes a $300,000 annual incentive award and $720,000 earned under the agreement.

Employment and Severance Agreements

We have entered into an employment agreement with Thomas M. Dougherty, our chief executive officer. Mr. Dougherty's employment agreement is for a five-year term ending April 15, 2004. Mr. Dougherty is eligible to receive an annual bonus of at least 50% of his base salary. Mr. Dougherty's base salary was set at $325,000 by the compensation committee of our board of directors. Under his employment agreement, Mr. Dougherty has a minimum guaranteed annual increase in his base salary of at least $20,000. Mr. Dougherty may participate in any executive benefit/perquisite we establish at a minimum aggregate payment of $15,000 per year. Pursuant to his employment agreement, Mr. Dougherty initially was awarded a stock option exercisable for 60,000 post-split shares of common stock. Under the agreement, the initial stock option vested with respect to 25% of the underlying shares of common stock on the date Mr. Dougherty commenced his employment with us, April 15, 1999, and such vested options became exercisable on April 15, 2000. The remaining 75% of the shares of common stock subject to the initial stock option vest in 15 equal quarterly installments beginning June 30, 2000. The exercise price of the initial stock option granted to Mr. Dougherty is $70.00 per post-split share. As of September 4, 2003, Mr. Dougherty surrendered (returned to AirGate) outstanding and unexercised options for 37,142 post-split shares that were part of the initial April 15, 1999 stock option grant. In addition, Mr. Dougherty is eligible to participate in all employee benefit plans and policies.

The employment agreement provides that Mr. Dougherty's employment may be terminated with or without cause, as defined in the agreement, at any time upon four weeks prior written notice. If Mr. Dougherty is terminated without cause, he is entitled to receive

o    six months' base salary, plus one month's salary for each year employed,

o    vesting of stock options on the date of termination and

o    six months of health and dental benefits.

In the event of Mr. Dougherty's death, Mr. Dougherty's legal representative is entitled to twelve months' base pay, plus a bonus of 20% of base pay. Under the employment agreement, Mr. Dougherty agreed to a restriction on his present and future employment. Mr. Dougherty agreed not to

o disclose confidential information or trade secrets during employment with us and for two years after termination,

o compete in the business of wireless telecommunications services either directly or indirectly in our territory during his employment and for a period of 18 months after his employment is terminated and

o solicit our employees to terminate their employment with us or solicit certain of our customers to purchase competing products during his employment with us and for a period of 18 months after termination of his employment.

On May 4, 2000, we entered into a retention bonus agreement with Mr. Dougherty. This agreement was intended to pay Mr. Dougherty the difference between the initial 60,000 post-split option grant at $10.00 a post-split share and the actual grant price of $70.00 post-split. The timing of the payments matches the vesting of the initial 60,000 post-split option grant. As a result, unless Mr. Dougherty voluntarily terminates employment or is terminated for cause, he is entitled to periodic payments totaling $3.6 million, payable on specified payment dates from April 15, 2000 to January 15, 2004, which are generally paid quarterly. In fiscal year 2003, Mr. Dougherty earned $720,000 under this agreement. Under the terms of the agreement, 50% of unpaid payments would be accelerated upon a change of control of the company.

We have also entered into an employment agreement with Barbara L. Blackford, our vice president, general counsel and secretary. Ms. Blackford is eligible under her employment agreement to receive an annual bonus based upon our incentive plans and policies, but at a target of not less than 35% of her then current base pay. Ms. Blackford may participate in any executive benefit/perquisite program we establish on the same terms as other executives, at a minimum aggregate benefit of $10,000 per year. Ms. Blackford's base salary pursuant to the agreement is currently $208,500 per year. Such amount is subject to review for an increase at least annually. Pursuant to her employment agreement, Ms. Blackford initially was awarded a stock option exercisable for 18,000 post-split shares of our common stock, which option became vested with respect to 25% of the underlying shares of common stock at the end of Ms. Blackford's first year with us and the remainder of the shares vest in 5% increments for each three month period after the initial year that she remains employed by us. The exercise price of the initial stock option granted to Ms. Blackford is $334.70 per post-split share. As of September 4, 2003, Ms. Blackford surrendered (returned to AirGate) outstanding options for the 18,000 shares granted under the initial August 30, 2000 stock option grant. In addition, Ms. Blackford is eligible to participate in all employee benefit plans and policies.

The employment agreement provides that Ms. Blackford's employment may be terminated with or without cause, as defined in the agreement, at any time upon four weeks prior written notice. If Ms. Blackford is terminated without cause, she is entitled to receive six months' base salary, plus one month's salary for each year employed by us. Under the employment agreement, Ms. Blackford agreed, during her employment with us and for a period of two years after the termination of her employment, not to

o    disclose confidential information or trade secrets,

o    solicit certain of our employees to terminate their employment with us or

o solicit certain of our customers to purchase competing products during her employment with us and for a period of two years after the termination of her employment.

Ms. Blackford's agreement further provides that if we enter into an agreement with any member of our senior management other than our chief executive officer which agreement contains change of control provisions more favorable than those given to Ms. Blackford pursuant to her agreement, then such provisions (other than with respect to salary, bonus, and other dollar amounts) will be made available to Ms. Blackford.

We have also entered into an employment agreement with David C. Roberts, our vice president of engineering and network operations. Mr. Roberts is eligible under his employment agreement to receive an annual bonus based upon our incentive plans and policies but at a target of not less than 35% of his then current base salary. Mr. Roberts may participate in any executive benefit/perquisite program that we establish for a minimum aggregate benefit equal to $10,000 per year. Mr. Roberts' base salary pursuant to the agreement is currently $189,000 per year. Such amount shall be adjusted annually to increase it by the greater of the consumer price index for all urban consumers, U.S. City Average, All Items or 5%. Pursuant to his employment agreement, Mr. Roberts initially was awarded a stock option exercisable for 15,000 post-split shares of our common stock, which option became vested with respect to 25% of the underlying shares of common stock after the first two years Mr. Roberts was employed by us and the remainder of the underlying shares vest in 6 1/4% quarterly increments thereafter. The exercise price of the initial stock option granted to Mr. Roberts is $70.00 per post-split share. As of September 4, 2003, Mr. Roberts surrendered (returned to AirGate) outstanding and unexercised options for 7,500 post-split shares that were part of the initial July 28, 1999 stock option grant. In addition, Mr. Roberts is eligible to participate in all employee benefit plans and policies.

Mr. Roberts' employment may be terminated with or without cause at any time by Mr. Roberts or us upon four weeks prior written notice, except that if termination is for cause, no notice by us is required. If we terminate Mr. Roberts' employment without cause, he is entitled to receive

o    six months base salary and

o    six months of health, disability, life and dental benefits.

Any unvested options granted to Mr. Roberts fully vest and become exercisable upon Mr. Roberts' involuntary termination other than for cause. Cause is limited to breach of the noncompete obligations described below. In the event of Mr. Roberts' death, Mr. Roberts' legal representative is entitled to twelve months' base pay, plus a bonus of 20% of base pay.

Under the employment agreement, Mr. Roberts agreed to a restriction on his present and future employment. Mr. Roberts agreed not to

o disclose confidential information or trade secrets during employment with us and for two years after termination,

o compete in the business of wireless telecommunications either directly or indirectly in our territory during his employment and for a period of 18 months after his employment is terminated and

o solicit our employees to terminate their employment with us or solicit certain of our customers to purchase competing products during his employment with us and for a period of 18 months after termination of his employment.

Effective October 24, 2002, the Company hired William H. Seippel as vice president and chief financial officer, pursuant to the terms of an offer letter. Mr. Seippel's initial base salary pursuant to the offer letter was $250,000 per year. The offer letter guaranteed Mr. Seippel an annual incentive award payment for the 2003 plan year equal to 50% of his base earnings during the 2003 plan year. Pursuant to his offer letter, Mr. Seippel initially received a grant of 14,000 non-qualified stock option post-split shares and an award of 6,000 post-split shares of time-based restricted stock. Mr. Seippel's stock options and restricted shares vest in four equal annual installments with the initial 25% annual installment vesting on October 24, 2003 and each remaining 25% annual installment vesting on each anniversary thereafter. The exercise price of the initial stock option granted to Mr. Seippel is $3.20 per post-split share. In addition, Mr. Seippel is eligible to participate in all employee benefit plans and policies. Pursuant to the offer letter, the Company paid Mr. Seippel's relocation expenses to Atlanta, Georgia, and such amounts are disclosed in the Summary Compensation Table.

Pursuant to the terms of the offer letter, Mr. Seippel's performance was to be evaluated after a six-month period of time. The compensation and governance committee has conducted such an evaluation and, based upon Mr. Seippel's performance of agreed upon objectives and expectations, the compensation and governance committee has recommended and the board has approved entering into an employment and change of control agreement with Mr. Seippel as required by the offer letter. The following is a description of the terms of the proposed employment and change of control agreement. Mr. Seippel's annual base salary would be $275,000 and he would be eligible to receive an annual bonus based on our incentive plans and policies, with a target bonus opportunity of not less than 50% of his base salary. Mr. Seippel's employment may be terminated with or without cause. If he is terminated without cause, or resigns for good reason, before or more than two years after a change of control of the Company, Mr. Seippel would be entitled to a prorated salary and target annual bonus for the year in which the termination occurs and a severance payment equal to six months' base salary, plus six months of continued health insurance coverage and outplacement assistance. If he is terminated without cause, or resigns for good reason, within two years after a change of control of the Company, Mr. Seippel would be entitled to a prorated salary and target annual bonus for the year in which the termination occurs and a severance payment in an amount equal to one times his base salary and target bonus, plus six months of continued health insurance coverage and outplacement assistance. It would be a condition to the payment of this severance that Mr. Seippel agree, for a period of six months after his employment is terminated (or twelve months if his termination of employment occurs within two year after a change of control of the Company), not to directly or indirectly:

o engage in a senior management capacity with a competitor in the business of wireless telecommunications in our territory, or

o    solicit  a   relationship   with  Sprint  for  the  provision  of  wireless
     telecommunication services within our territory on behalf of any person other than the Company, or

o solicit our employees to terminate their employment with us or solicit certain of our customers to purchase competing products or services.

Mr. Seippel and the Company have not executed an employment agreement containing the terms described above.

Option/SAR Grants During the Last Fiscal Year

The following table sets forth information regarding option grants to the Named Executive Officers during the last fiscal year. Such amounts have been adjusted to reflect our 1-for-5 reverse stock split on February 13, 2004.


                    Option/SAR Grants in Last Fiscal Year(1)
                                                                                              Potential Realized Value at
                                                                                                Assumed Annual Rates of
                                          Number of         % of                              Stock Price Appreciation for
                                          Securities        Total                              Option Term (10 Years) (2)
                                          Underlying       Options   Exercise   Expiration    ----------------------------
                                           Options         Granted    Price        Date            5%              10%
                                           -------         -------   --------   ----------         --              ---
Thomas M. Dougherty...................      20,000          21.2%    $  4.10      12/2012     $   51,569     $  130,687
William H. Seippel....................      14,000          14.8%    $  3.20      12/2012     $   28,174     $   71,400
Barbara L. Blackford..................       7,200           7.6%    $  4.10      12/2012     $   18,565     $   47,047
Jonathan M. Pfohl.....................       7,200           7.6%    $  4.10      12/2012     $   18,565     $   47,047
David C. Roberts......................       7,200           7.6%    $  4.10      12/2012     $   18,565     $   47,047
                                           -------           ----
                                            55,600          59.0%

-------------
(1) These options vest in four equal annual installments. Vesting may be accelerated upon the occurrence of both of the following: (i) a change of control, which would include the recently completed recapitalization plan and (ii) termination of employment by the Company without cause, or by the executive with "good reason," within two years of the change of control.
(2) Assumes stock price appreciation from the value on the date of grant, which is the exercise price.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value Table

The following table sets forth information concerning the value as of September 30, 2003 of options held by the Named Executive Officers.


                 Aggregated Option Exercises in Last Fiscal Year


                                                                              Number of Securities
                                                                                  Underlying
                                                                                  Unexercised              Value of Unexercised
                                                                               Options at Fiscal         In-the-Money Options at
                                                                                   Year-End                  Fiscal Year-End
                                              Shares Acquired       Value        (exercisable/                 (exercisable/
Name                                            on Exercise       Realized       unexercisable)               unexercisable)(1)
----                                          ---------------     --------    -------------------        -----------------------
Thomas M. Dougherty......................           --             $   --        --/20,000                 $   --/160,000
Willian H. Seippel.......................           --             $   --        --/14,000                 $   --/124,600
Barbara L. Blackford.....................           --             $   --         --/7,200                 $    --/57,600
Jonathan M. Pfohl........................           --             $   --         --/7,200                 $    --/57,600
David C. Roberts.........................           --             $   --         --/7,200                 $    --/57,600
--------------

(1) The value of the unexercised in-the-money option was calculated by multiplying the number of shares of common stock underlying the options by the difference between $12.10, which was the closing market price of our common stock on September 30, 2003, on a post-split basis, and the post-split adjusted option exercise price.

                             STOCK PERFORMANCE GRAPH

The chart below compares the cumulative total shareowner return on our common stock with the cumulative total return on the Nasdaq Stock Market (U.S.) and the Nasdaq Telecommunications Index for the period commencing September 28, 1999 (the first day of trading of our common stock after our initial public offering) and ending September 30, 2003, assuming an investment of $100 and the reinvestment of any dividends.

The base price for our common stock is the initial public offering price of $17.00 per share. The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the common stock.

                  COMPARISON OF 4 YEAR CUMULATIVE TOTAL RETURN*
          AMONG AIRGATE PCS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                     AND THE NASDAQ TELECOMMUNICATIONS INDEX


           [GRAPHIC OMITTED - PERFORMANCE GRAPH DATA IN TABLE BELOW]

                                                                       Cumulative Total Return

   Name of Company                                  9/28/99     9/99         9/00         9/01      9/02        9/03
   ---------------                                  -------     ----         ----         ----      ----        ----
   AirGate PCS, Inc.................................$ 100    $  92.77     $ 167.37     $ 165.67   $  1.64     $  9.03
   NASDAQ Stock Market (U.S.).......................$ 100    $  99.58     $ 132.49     $  54.17   $ 42.67     $ 65.01
   NASDAQ Telecommunications........................$ 100    $ 100.22     $  98.32     $  38.04   $ 16.53     $ 27.69


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                             DIRECTORS AND OFFICERS

On February 20, 2004, there were approximately 11,760,942 shares of our common stock outstanding. The following table presents certain information regarding the beneficial ownership of our common stock, as of February 20, 2004 with respect to:

o each person who, to our knowledge, is the beneficial owner of 5% or more of our outstanding common stock;

o    each of our directors and nominees for directors;

o    each of the Named Executive Officers; and

o    all of our executive officers and directors as a group.


                                                               Number of           Percentage of
                                                                Shares              Outstanding
                                                             Beneficially             Common
Name of Beneficial Owner(1)                                    Owned(2)               Stock
---------------------------                                  -----------           -------------
Barbara A. Blackford.................................              4,745                *
Thomas M. Dougherty(3)...............................             24,583                *
Robert A. Ferchat(4).................................              5,750                *
Jonathan M. Pfohl(5).................................              5,204                *
John W. Risner.......................................              2,000                *
David C. Roberts.....................................             23,584                *
William H. Seippel...................................              9,500                *
Stephen R. Stetz(6)..................................              2,166                *
Glenview Capital Management, LLC(7)..................          1,092,229               9.29%
Capital Research and Management Company..............          1,561,210              13.27%
AIG Global Investment Corp...........................            886,058               7.53%
All executive officers and directors as a group
 (10 persons)(8).....................................             83,691                *

------------

   * Less than one percent.

  (1) Except as indicated, the address for each executive officer and director is 233 Peachtree Street, N.E., Harris Tower, Suite 1700, Atlanta, Georgia 30303.
  (2) Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act. A person is deemed to be the beneficial owner of shares of common stock if such person has or shares voting or investment power with respect to such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.
  (3) Includes 820 shares of common stock owned by Mr. Dougherty's wife and 150 shares of common stock owned by Mr. Dougherty's children.
  (4) Includes 2,500 shares of common stock subject to options which are exercisable within 60 days of the date of this table.
  (5) Includes 18 shares of common stock owned by Mr. Pfohl's children.
  (6) Includes 2,166 shares of common stock subject to options which are exercisable within 60 days of the date of this table.
  (7) Information presented is based on a Schedule 13G/A dated February 13, 2004 by Glenview Capital Management, LLC ("Management"), Glenview Capital GP, LLC ("GP"), Glenview Capital Partners, L.P. ("Partners"), Glenview

      Institutional Partners, L.P. ("Institutional") and Glenview Capital Master Fund, Ltd. ("Master Fund", and together with Management, GP, Partners and Institutional, the "Glenview Filing Parties"). The Schedule 13G/A indicates that Partners beneficially owns 274,100 shares, Institutional beneficially owns 683,900 shares, and Master Fund beneficially owns 1,350,000 shares, for a total of 2,308,000 shares. This share information is based on pre-reverse stock split numbers. On a post-reverse stock split basis, the beneficial ownership is 54,820, 136,780, and 270,000, respectively, for a total of 461,600 shares. The Schedule 13G/A also indicates that each of the beneficial owners has delegated sole voting and dispositive power to Management. In addition, GP serves as the general partner of Partners and Institutional. As a result of these shareholdings, ownership structure and delegation, the Schedule 13G/A indicates that each of the Glenview Filing Parties has shared voting and dispositive power over the full 2,308,000 pre-split (or 461,600 post-split) shares. The business address for each of Management, GP, Partners and Institutional is 399 Park Avenue, Floor 39, New York, New York 10022. The business address of Master Fund is c/o Goldman Sachs (Cayman) Trust, Limited, Harbour Centre, North Church Street, P.O. Box 896GT, George Town, Grand Cayman, Cayman Islands, British West Indies, Cayman Island exempted company.
(8) Includes 4,666 shares of common stock subject to options which are exercisable within 60 days of the date of this table.


                          CERTAIN RELATED TRANSACTIONS

Timothy M. Yager was a member of the AirGate board of directors until December 16, 2002. Prior to joining the AirGate board, Mr. Yager was the chief executive officer of iPCS. Pursuant to his employment agreement with iPCS, iPCS purchased consulting services from Mr. Yager during the year ended September 30, 2003. On January 27, 2003, Mr. Yager was appointed chief restructuring officer to oversee the restructuring of iPCS and his company, YMS Management, LLC, entered into a management services agreement to manage the day-to-day operations of iPCS. In connection with his appointment as chief restructuring officer, Mr. Yager and iPCS agreed to terminate the provisions of his employment agreement providing for consulting services to iPCS and payments thereunder to Mr. Yager. The management services agreement provides weekly payments of $15,000, plus certain expenses. The agreement also provides that upon confirmation of a plan of reorganization or a sale of iPCS, Mr. Yager is entitled to a fixed fee equal to $500,000 less 50% of the aggregate weekly payments previously paid to Mr. Yager under the management services agreement. If the sale of iPCS results in proceeds in excess of $190 million, Mr. Yager is entitled to a fee equal to the lesser of 1.25% of such proceeds or $3.5 million. In addition, upon the closing of any equity investment in iPCS, Mr. Yager is entitled to a fee equal to 2% of the amount invested. During the year ended September 30, 2003, iPCS purchased $0.3 million of consulting services from Mr. Yager, which represents payments under his employment agreement prior to January 27, 2003 and payments as chief restructuring officer and to YMS after that time and prior to February 23, 2003, when iPCS filed a Chapter 11 bankruptcy case for the purpose of effecting a court administered reorganization.


                                OTHER INFORMATION

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation and governance committee was an officer or employee of the company or had any relationship with us that requires disclosure under SEC regulations.

Compliance With Section 16(a) Beneficial Ownership Reporting Requirements

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC reports of ownership and changes in ownership of our common stock. Directors, executive officers and greater than ten percent shareowners are required by SEC regulations to furnish us with a copy of all Section 16(a) forms they file.

Based solely on a review of the copies of these reports furnished to us or written representations that no other reports were required, we believe that during fiscal year 2003, all directors, executive officers and greater than ten percent beneficial owners complied with these requirements.

Independent Certified Public Accountants

KPMG LLP was our auditor during the fiscal year ended September 30, 2003. The board of directors has not yet selected auditors for our annual financial statements for the current fiscal year. A representative of KPMG LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions. The following table shows the fees that the Company paid or accrued for the audit and other services provided by KPMG LLP for the fiscal years ended September 30, 2003 and 2002:


                                    Year Ended                Year Ended
                                September 30, 2003        September 30, 2002
                                ------------------        ------------------
   Audit Fees                      $  558,063                $   924,900
   Audit-Related Fees                 610,850                    445,901
   Tax Fees                           391,820                     90,840
   All Other Fees                      38,891                     12,000
                              ------------------------ ---------------------
   Total                           $1,599,624                $ 1,473,641


Audit Fees. This category includes the aggregate fees billed for professional services rendered by KPMG LLP for the audit of our annual consolidated financial statements and the limited reviews of our quarterly condensed consolidated financial statements for the years ended September 30, 2003 and 2002.

Audit-Related Fees. This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, rendered by KPMG LLP during the fiscal years ended September 30, 2003 and 2002. These services principally include the assistance and issuance of consents for various filings with the SEC.

Tax Fees. This category includes the aggregate fees billed for tax services rendered by KPMG LLP during the fiscal years ended September 30, 2003 and 2002. These services consisted primarily of tax compliance and tax consultation services. Services for the year ended September 30, 2003 include tax advice in connection with the Company's financial restructuring and tax advice in connection with the opinion letter to the Board of Directors addressing the tax consequences to the Company of Section 382 of the Internal Revenue Code, and related issues. In addition, for fiscal years ended September 30, 2003 and 2002, these services include preparation of state and federal tax returns for the Company and its subsidiaries.

All Other Fees. This category includes the aggregate fees billed for all other services, exclusive of the fees disclosed above, rendered by KPMG LLP during the fiscal years ended September 30, 2003 and September 30, 2002. These other services in fiscal 2003 consisted primarily of assistance with AirGate's initiative to document key internal controls over financial reporting pursuant to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and also included audits of our 401(k) plans.

The audit committee has concluded that the non-audit services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP.

Oversight of Accountants; Approval of Accounting Fees

Under the provisions of its charter, the audit committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors. The audit committee has adopted the Audit Committee Policy For Pre-Approval of Services, which provides that the audit committee must pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services, and the audit committee pre-approves the fees for each specific category of service. The audit committee has delegated pre-approval authority to the Chair for external audit services not exceeding $75,000 per engagement, and the Chair must report any pre-approval decisions to the audit committee at its next meeting. The policy specifically prohibits certain non-audit services that are prohibited by securities laws from being provided by an independent auditor.

All of the principal accounting services and fees reflected in the table in this
Item 14 were reviewed and approved by the audit committee, and none of the services were performed by individuals who were not employees of the independent auditor.

Delivery of this Proxy Statement

SEC rules permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as "householding," potentially means extra convenience for securityholders and cost savings for companies.

This year, a number of brokers with accountholders who are AirGate PCS, Inc. shareowners will be "householding" our proxy materials. A single proxy statement will be delivered to multiple shareowners sharing an address unless contrary instructions have been received from the affected shareowner. Once you have received notice from your broker or us that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement, please notify your broker, direct your written request to AirGate PCS, Inc., Barbara L. Blackford, Corporate Secretary, 233 Peachtree Street, N.E., Suite 1700, Atlanta, Georgia 30303 or contact Ms. Blackford at
(404) 525-7272.

Shareowners who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker or, if a shareowner is a shareowner of record of our shares, they should submit a written request to American Stock Transfer & Trust Company, our transfer agent, at 6201 15th Avenue, 3rd Floor, Brooklyn, New York, 11219, Attention: Donna Ansbro.

Availability of AirGate PCS's 10-K and Annual Report

SEC rules require us to provide an Annual Report to shareowners who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of our Annual Report on Form 10-K for the fiscal year ended September 30, 2003 (not including documents incorporated by reference) are available to any shareowner without charge upon written request to AirGate PCS, Inc. to the attention of our Corporate Secretary, Barbara L. Blackford, 233 Peachtree St. N.E., Suite 1700, Harris Tower, Atlanta, GA 30303. You may also obtain our Annual Report on Form 10-K over the Internet at the SEC's website, www.sec.gov.

                                   APPENDIX A

                                AIRGATE PCS, INC.
                             Audit Committee Charter


    1.   MEMBERS

         Election and Term

         The members of the Audit Committee shall be appointed by the full Board annually based on recommendations from the Compensation and Governance Committee. Unless a chair is appointed by the Board, the members of the Committee shall designate a chair by majority vote.

         Qualifications

         The Committee shall consist of three or more Independent Directors, as defined in the Company's Governance Principles. All members of the Committee shall have the ability to read and understand fundamental financial statements, and at least one member of the Committee shall have employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background which results in financial sophistication, all as provided in the listing standards of the Nasdaq Stock Market, Inc. ("Nasdaq").

         No director may serve as a member of the Committee if the director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of the director to effectively serve on the Committee.

    2.   PURPOSE

         The purpose of the Committee is to represent the Board in discharging its responsibilities relating to:

         (a) The integrity of the Company's financial statements and the oversight of the accounting, financial reporting and financial practices of the Company;

         (b)      The  qualifications,   independence,   selection,  engagement,
                  compensation  and  oversight  of  the  Company's   independent
                  auditors;

         (c)      The   Company's   compliance   with   legal   and   regulatory
                  requirements; and

         (d) The performance of the Company's independent auditors and the internal audit function.

    3.   ADMINISTRATION AND OPERATIONS

         The Committee shall conduct its meetings in accordance with the Company's Bylaws. Except as provided in the Bylaws or the Board's Governance Principles, the Committee may fix its own rules of procedure. The Secretary of the Company shall serve as the Secretary of the Committee. The Secretary of the Company shall prepare the minutes of each meeting of the Committee and, following approval by the Committee, shall send them to all members of the Board.

    4.   RIGHTS, AUTHORITY, DUTIES AND RESPONSIBILITIES

         The Committee shall have the right, authority, duty and responsibility to:

         Independent Auditors; Registered Public Accounting Firms; Internal
         Audit

         (a) Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention and oversight of the work of the independent auditors, including the resolution of any disagreements between management and the independent auditors regarding financial reporting. In this regard, the Committee shall have the sole authority to appoint, determine funding for, evaluate, and, as necessary, replace the independent auditors, which shall report directly to the Committee;

         (b) Obtain and review at least annually a written report from the independent auditors describing all relationships between the independent auditors and the Company, and any other relationships that may adversely affect the independence of the auditors, and assess the independence of the auditors, including whether the auditors' performance of permissible non-audit services is compatible with the auditors' independence;

         (c) Actively engage in a dialogue with the independent auditors with respect to any relationships or services disclosed by the auditors that may impact the auditors' objectivity and independence, and recommend to the Board that it take any action that the Committee believes is appropriate to oversee the independence of the auditors;

         (d) Obtain and review at least annually a report from the independent auditors describing (i) the independent auditors' internal quality control procedures, and (ii) any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors or by any inquiry or investigation by governmental or professional authorities within the preceding five years with respect to any independent audits carried out by the independent auditors, and any steps taken to deal with such issues;

         (e) Evaluate the independent auditors' qualifications, performance and independence at least annually;

         (f) Be directly responsible, in its capacity as a committee of the Board, for (i) the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of performing other audit, review or attest services for the Company, and (ii) the approval of all engagements and the fees and terms with respect thereto for all non-audit services to be provided by the independent auditors, except that the Committee may delegate to one or more Committee members authority to pre-approve such services between regular meetings, and establish policies and procedures for the engagement of the independent auditors to provide permissible non-audit services;

         (g) Establish policies with respect to the hiring of employees and former employees of the Company's independent auditors;

         (h) Approve and engage any outside firm providing internal audit services and review and approve the scope and terms of, and the fees relating to, that engagement, or, if internal staff is to be used, approve the appointment and replacement of the director of the internal auditing department;

         (i) Review and discuss with management, the Company's independent auditors and the head of the internal audit function or the lead partner of the firm engaged to provide internal audit services, the functions and effectiveness of the Company's internal audit function, including its budget, staffing, organization, independence and proposed audit plans for each year, and review and approve the plan for the annual audit;

         (j) Review and discuss a summary of findings from completed internal audits and periodic progress reports on the proposed annual internal audit plan;

         (k) Discuss with the independent auditors the results of the annual audit examination;

    Financial Reporting; Internal Controls and Disclosure Controls and
    Procedures

         (l) Review and discuss with the independent auditors and management the annual audited and quarterly financial statements of the Company and its subsidiaries, including (i) an analysis of the auditors' judgment as to the quality of the Company's accounting principles, (ii) any significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including the development, selection and disclosure of critical accounting estimates and analyses of the effects of alternative  GAAP  methods on the  financial  statements,  and
                  (iii) disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations";

         (m) Recommend to the Board whether the financial statements should be approved for inclusion in the Company's and its subsidiaries' Annual Reports on Form 10-K and approve financial statements for inclusion in the Company's and its subsidiaries' Quarterly Reports on Form 10-Q;

         (n) Review and discuss with management and the independent auditors at least quarterly (i) all critical accounting policies and practices used by the Company or its subsidiaries and any significant changes in such policies and practices;
                  (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors; (iii) other material written communications issued or proposed to be issued between the independent auditors and management, such as any management or internal control letter or schedule of unadjusted differences, and any communications between the audit team and the independent auditors' national office with respect to auditing or accounting issues raised by the engagement; and (iv) any problems or difficulties encountered in the course of the audit work, including any restriction on the scope of activities or access to requested information, and any disagreements with management and management's response thereto; and receive from the independent auditors reports required by rules of the Securities and Exchange Commission.

         (o) Review and discuss with management and the independent auditors any material financial or non-financial arrangements of the Company which do not appear on the financial statements of the Company or its subsidiaries;

         (p) Review and discuss with management and the independent auditors whether there are any accounting or financial reporting proposals that may have a significant impact on the financial reports of the Company or its subsidiaries;

         (q) Review and discuss with the independent auditors, the head of the internal auditing function and management the extent to which changes or improvements in financial or accounting
                  practices,   as   approved   by  the   Committee,   have  been
                  implemented;

         (r) Review and discuss with management and the independent auditors the adequacy and effectiveness of (i) the Company's internal controls, including any significant deficiencies in internal controls and significant changes in such controls reported to the Committee by the independent auditors or management; and (ii) the Company's disclosure controls and procedures and management reports thereon, including reports made by the Company's Chief Executive Officer and Chief Financial Officer relating to any deficiencies or weaknesses in the design or operation of internal control over financial reporting and any fraud involving management or other employees who have a significant role in the Company's internal control over financial reporting;

         Risk Assessment; Earnings Releases and Guidance

         (s) Review and discuss with management and the independent auditors the Company's major financial risk exposures and the Company's guidelines and policies with respect to financial risk assessment and risk management;

         (t)      Review  and  discuss  with   management  and  the  independent
                  auditors contingent liabilities;

         (u) Review and discuss with management earnings releases prior to dissemination, including the use of non-GAAP information;

         (v) Review and discuss with management financial information and earnings guidance provided to analysts, lenders, noteholders and rating agencies;


         Complaints and Anonymous Information

         (w) Establish and administer procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters;

         Compliance

         (x) Review and discuss with the General Counsel significant legal, compliance and regulatory matters involving the Company and its subsidiaries;

         (y) Review, approve and monitor compliance with the Company's Standards of Business Conduct;

         Miscellaneous

         (z)      Review   and   pre-approve   related-party   transactions   in
                  accordance with Nasdaq listing standards;

         (aa) Prepare the annual report of the Committee required by SEC rules to be included in the annual proxy statement; and

         (bb) Perform such other duties and responsibilities as may be assigned to the Committee by the Board.

    5.   OUTSIDE ADVISORS

         The Committee shall have the authority to retain, and determine the fees and other retention terms for, such legal, accounting and other advisors to the Committee as it determines appropriate to assist it in the performance of its functions, without deliberation or approval by the Board or management.

    6.   COMPANY FUNDING

         The Company shall provide for appropriate funding, as determined by the Committee in its capacity as a committee of the Board, for payment of
         (i) compensation to the independent auditors for the provision of audit services and any approved non-audit services and to any registered public accounting firm engaged to perform other audit, review or attest services for the Company, (ii) compensation to any advisors engaged by the Committee, and (iii) administrative expenses of the Committee.

    7.   MEETINGS

         The Committee shall meet at least four times per year, or more frequently as circumstances dictate, either in person or telephonically, and at such times and places as the Committee determines. The Committee shall meet at least once every fiscal quarter prior to the release of annual and quarterly Company or subsidiary financial statements. The Committee shall report to the Board regularly with respect to its activities. The Committee shall separately meet at least quarterly with management, the internal auditor or the firm engaged to perform internal audit services, the Chief Financial Officer, the General Counsel and the independent auditors in separate executive sessions.

    8.   COMMITTEE EVALUATION

         The Committee shall annually evaluate its effectiveness and the adequacy of its charter, in accordance with processes recommended by the Compensation and Governance Committee and shall report the results of the evaluation to the Compensation and Governance Committee.

                                   APPENDIX B
                               ------------------

                                  FORM OF PROXY
                               ------------------

                                AIRGATE PCS, INC.

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                               BOARD OF DIRECTORS

                          ANNUAL MEETING OF SHAREOWNERS
                                  April 8, 2004

      The undersigned shareowner(s) of AirGate PCS, Inc., a Delaware corporation (the "Company"), hereby revoking any proxy heretofore given, does hereby appoint Thomas M. Dougherty and Barbara L. Blackford, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full powers of substitution, and hereby authorize(s) each of them, to represent the undersigned and to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Shareowners of the Company to be held at 303 Peachtree Street, N.W., Suite 5300, Atlanta, Georgia, on April 8, 2004 at 9:00 a.m., Eastern Standard Time, and any and all adjournments and postponements thereof, with all powers the undersigned would possess if personally present, on the following proposals, as described more fully in the accompanying proxy statement, and any other matters coming before said meeting.

--------------------------------------------------------------------------------

     1.   To elect Robert A. Ferchat and         |_| For All Nominees
          Max D. Hopper as  Directors of
          the    Company    with   terms         |_| Withhold Authority For
          expiring in 2007.                          All Nominees

                                                 |_| For All, Except
                                                     |_| Robert A. Ferchat
                                                     |_| Max D. Hopper

     The Board of Directors Recommends a Vote FOR each of the nominees.


--------------------------------------------------------------------------------

2.   To transact such other business as
     may properly come before the
     Meeting or any adjournment(s) or
     postponement(s) thereof, including
     an adjournment to solicit
     additional proxies in the event
     that a quorum is not present at the
     meeting or in the event sufficient
     proxies voted in favor of the
     approval of the proposals have not
     been received.

--------------------------------------------------------------------------------

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREOWNER(S). IF NO DIRECTION IS GIVEN HEREIN, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS LISTED ABOVE.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE OF SHAREOWNER ___________________ DATE:  _____________
SIGNATURE OF SHAREOWNER____________________ DATE:  _____________


Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                                       B-1